EXHIBIT 99.1

November 5, 2020

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Second Quarter and Development of Properties

MIDLAND, TX – 11/5/2020 – Mexco Energy Corporation (NYSE American: MXC) today reported operating revenues, in the second quarter of fiscal 2021 of $636,042, an increase of 2% from $625,884 for the second quarter of fiscal 2020. This is the result of a 30% increase in oil production, 22% increase in gas production and a 9% increase in gas price partially offset by a 27% decrease in oil price. Mexco recorded a net loss of $41,970 for the quarter ending September 30, 2020, the Company’s second quarter of fiscal 2021 compared to a net loss of $82,787 for the quarter ending September 30, 2019.

The average sales price of oil and natural gas respectively for the quarter ending September 30, 2020 was $38.42 per barrel compared to $52.61 per barrel and $1.41 per Mcf compared to $1.30 per Mcf, respectively for the quarter ending September 30, 2019.

For the six months ended September 30, 2020, the Company reported a net loss of $341,640 compared to a net loss of $136,973 for the six months ended September 30, 2019. Operating revenues were $1,006,498 for the six months ended September 30, 2020, a 24% decrease from $1,325,475 for the September 30, 2019 six month period resulting primarily from problems created by the COVID-19 pandemic.

The Company plans to participate in the drilling and completion of 20 horizontal wells for the fiscal year ending March 31, 2021 at an estimated aggregate cost of approximately $1,200,000 of which $538,000 already has been expended.

During the first six months of fiscal 2021, Mexco participated in the drilling and completion of two horizontal wells in the Wolfcamp formation of the Delaware Basin located in the western portion of the Permian Basin in Lea County, New Mexico with aggregate costs of approximately $233,000. These wells were completed in September 2020 with initial average production rates of 1,224 barrels of oil, 4,881 barrels of water and 3,422,000 cubic feet of gas per day, or 1,794 barrels of oil equivalent per well per day. Mexco’s working interest in these wells is 1.2%.

Currently Mexco is participating in 12 oil and gas wells that are now being drilled and/or completed.

The President and Chief Financial Officer of the Company said, “Mexco’s increase in oil and gas production in the current quarter resulted from completions of 13 oil and gas wells out of 22 wells drilled and uncompleted prior to the fiscal year end. Also, Mexco participated in drilling and completing two wells in the Delaware Basin this same quarter.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2020. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.